ORIGIN MATERIALS OPERATING, INC.
June 14, 2023
Nate Whaley
VIA EMAIL nwhaley@originmaterials.com
Dear Nate:
This letter sets forth the substance of the transition, separation and advisory agreement (the “Agreement”) that Origin Materials Operating, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Separation. If you sign this Agreement and allow it to become effective, your employment will continue until the earlier of September 1, 2023 or such date your employment may be terminated pursuant to Section 2(c) below. (Your last day of employment, whenever it occurs, shall be the “Separation Date.”)
2.Transition Period of Continued Employment.
(a)Duties & Schedule. Between now and the Separation Date (the “Transition Period”), you will remain an employee of the Company, and will be expected to transition your duties and responsibilities to Company personnel and perform other duties and tasks as requested by the Company or relevant to your skills, knowledge and experience with the Company (the “Transition Services”). During the Transition Period, you must continue to comply with all of the Company’s policies and procedures (including all vacation and paid time off policies) and with all of your statutory and contractual obligations to the Company (including, without limitation, your obligations under this Agreement and your Confidentiality Agreement, defined below). During the Transition Period, you agree to exercise a high degree of professionalism and utilize your expertise and creative talents in performing your job duties.
(b)Compensation/Benefits. During the Transition Period, you will continue to be paid at the same base salary rate, continue to vest in the ISOs, RSUs, and PSUs (each as defined below) pursuant to the terms of such grants, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. You will not be able to participate in any bonus, commissions, or incentive program, if any, and will only be eligible to receive the cash compensation expressly set forth herein.
(c)Termination. Nothing in this Agreement alters your employment at will status. Accordingly, during the Transition Period either you or the Company may terminate your employment, with or without Cause (as defined herein), upon notice to the other. If prior to September 1, 2023 the Company terminates your employment with Cause, you resign your employment, or your employment ends due to your death or disability, then you will not be entitled to any further compensation or benefits (including, without limitation, the advisory relationship set forth below). If prior to September 1, 2023, the Company terminates your employment other than for Cause, then you will remain eligible for the COBRA Premiums and will remain eligible for the advisory relationship set forth below, subject to the terms and conditions set forth herein. For purposes of this Agreement, “Cause” for termination will be any one or more of the following: (i) the indictment of or plea of guilty or no contest by you to any felony involving dishonesty; (ii) participation in any fraud against the Company; (iii) material breach of your contractual duties to the Company (including any material violation of any provision or obligation under this Agreement

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or the Confidentiality Agreement); or (iv) your willful misconduct or other willful violation of Company policy that causes or could reasonably cause material harm to the Company.
3.Final Pay. On or shortly after the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement. Since the Company has a nonaccrual [vacation/PTO] policy, you do not have any accrued vacation or other paid time off and thus will not be paid out for any accrued vacation or other paid time off.
4.Health Insurance. Your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As a severance benefit to you, if (i) you timely sign, date and return this fully executed Agreement to the Company, allow it to become effective, and comply with your obligations under it; and (ii) on or within twenty-one (21) days after the Separation Date, you execute and return to the Company the Separation Date Release attached hereto as Exhibit A (the “Release”), and allow the releases contained in the Release to become effective ((i)-(ii) collectively, the “Preconditions”), then provided that you timely elect continued coverage under COBRA, then the Company will pay directly the COBRA premiums required to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on the earliest to occur of: (a) two (2) months after the Transition Period; (b) the date you become eligible for group health insurance coverage through a new employer; or (c) the date you cease to be eligible for COBRA coverage for any reason (the “COBRA Premiums”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law, then the Company instead shall pay you a fully taxable cash payment equal to the remaining COBRA Premiums due under this Section no later than March 15, 2024, subject to applicable tax withholdings, which you may, but are not obligated to, use toward the cost of COBRA premiums.
5.Advisory Relationship. Subject to your satisfaction of the Preconditions, the Company will engage you as an Advisor under the terms and conditions set forth in this Section.
(a)Advisory Period. Your advisory engagement will begin on the Separation Date. If you do not timely (i.e., within twenty-one days after the Separation Date) execute and return to the Company the Separation Date Release, or you revoke it or it otherwise does not become effective by its terms, then your advisory engagement will end immediately upon the thirtieth day after the Separation Date. However, if each of the Preconditions is satisfied, then the Company will continue your advisory engagement until December 31, 2023, unless earlier terminated pursuant to Paragraph 5(h) below. Your full advisory engagement will be referred to as the “Advisory Period”.
(b)Advisory Services. You agree to provide Advisory Services to the Company in any area of your expertise or relevant to your skills, knowledge and experience with the Company, and/or as requested by the Company (the “Advisory Services”). During the Advisory Period, you will report directly to Rich Riley or his designee. You agree to exercise a high degree of professionalism and utilize your expertise and creative talents in performing these services. You will not be required to report to the Company’s offices during the Advisory Period, except as specifically

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requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures.
(c)Compensation for Advisory Services. You were granted 120,000 restricted stock units on December 12, 2022 (“RSUs”) under the Company’s 2021 Equity Incentive Plan (“Plan”) and an RSU Award Grant Notice and RSU Award Agreement dated June 13, 2023 (together, the “RSU Agreement”). You also were granted 62,500 performance-based stock units on November 10, 2021 (“PSUs”) under the Plan and a PSU Award Grant Notice and PSU Award Agreement dated December 14, 2021 (together, the “PSU Agreement”). Finally, you were granted 529,119 incentive stock options on October 7, 2020 (“ISOs”) under the Micromidas, Inc. 2020 Equity Incentive Plan (“2020 Plan”) and a Stock Option Grant Notice and Option Agreement dated January 17, 2021 (together, the “ISO Agreement”). During the Advisory Period you will continue to vest in the RSUs, PSUs, and ISOs, which you acknowledge and agree is significant consideration in exchange for your performance of the Advisory Services, and the RSUs, PSUs, and ISOs shall continue to be governed in all respects by the Plan and the RSU Agreement, the PSU Agreement, or the ISO Agreement, as applicable. To obtain the federal income tax advantages associated with your ISOs, Section 422 of the Internal Revenue Code of 1986, as amended, and the treasury regulations thereunder require that at all times beginning on the date of grant of your ISOs and ending on the day three months before the date of your ISOs’ exercise, you must be an employee of the Company or an eligible subsidiary corporation of the Company, except in the event of your death or disability. Accordingly, if your employment terminates other than due to your death or disability, you must exercise your ISOs within three months following the date your employment terminates, or if your ISOs do not otherwise expire by their terms, they will automatically become nonstatutory stock options.
(d)Tax Treatment. The Company will not make any withholdings or deductions, and will issue you a form 1099 (as applicable), with respect to any advisory fees paid to you. You will be responsible for all taxes with respect to the advisory fees, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with the advisory fees.
(e)Independent Contractor Status. Your relationship with the Company during the Advisory Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. You will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Advisory Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.
(f)Limitations on Authority. You will have no responsibilities or authority as an advisor to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the Company’s express written authorization. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.
(g)Proprietary Information and Inventions. You agree that, during the Advisory Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Advisory Services. Notwithstanding the

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foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any and all work product you create in the course of performing the Advisory Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Advisory Services.
(h)Termination of Advisory Period. Without waiving any other rights or remedies, you may terminate the advisory relationship at any time and for any reason upon ten days’ advance notice to the other party. The Company may terminate the advisory relationship at any time for Cause. Upon termination of the Advisory Period by either party, the Company will pay only those Advisory Fees earned and expenses incurred through and including the date on which the termination of the Advisory Period becomes effective.
(i)Other Work Activities / Non-Competition. Throughout the Advisory Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Advisory Period, you will not perform services for, or in any way manage, operate, join, control or be connected to as an employee, shareholder, director, manager, member, consultant, adviser, volunteer, or partner to, any company that engages in a business that is competitive to the Company.
(j)Representations. You represent and warrant that you are self-employed in an independently established trade, occupation, or business, employed by a third party, or maintain and operate a business that is separate and independent from the Company’s business, hold yourself out to the public as independently competent and available to provide applicable services similar to the Advisory Services, have obtained and/or expect to obtain clients or customers other than the Company for whom you will perform services, and will perform work for the Company that you understand is outside the usual course of the Company’s business. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage.
6.Sales of Company Securities. You further agree that, notwithstanding any prior termination of that certain 10b5-1 Plan between you and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, dated as of September 16, 2022, you will abide by the terms of such 10b5-1 Plan and not engage in any in any sales transactions of the Company securities other than as contemplated by such 10b5-1 Plan or pursuant to a sell-to-cover transaction to satisfy tax withholding obligations through December 31, 2023.
7.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options. You further acknowledge and agree that you are not entitled to any severance benefits in connection with your employment termination, whether pursuant to any employment or other agreement, plan or policy, and that to the extent you were eligible for or entitled to any severance benefits other than as set forth in this Agreement, this Agreement hereby supersedes and extinguishes any severance benefits you are or could be eligible to receive under any such documents or other agreement applicable to you.

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8.Expense Reimbursements. You agree that, within ten (10) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through such date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
9.Return of Company Property. Within five (5) calendar days after the Separation Date (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, Company device and account password and login information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, your Company-provided laptop, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) calendar days after the Separation Date (or earlier if requested by the Company), you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems. Your timely compliance with this paragraph is a condition to your receipt of the benefits provided under this Agreement. Following your return of Company property pursuant to this section, the Company may permit you to receive and/or use certain documents and/or information reasonably necessary to perform the Advisory Services, all of which you shall return to the Company by the last day of the Advisory Period, or earlier upon the Company’s request, without retaining any copies or embodiments (in whole or in part).
10.Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit B (the “Confidentiality Agreement”).
11.Nondisparagement. Except to the extent permitted by the “Protected Rights” Section below, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to your business, business reputation, or personal reputation; provided that you and the Company and its officers and directors may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. You acknowledge and agree that the nondisparagement obligation in this section is not provided in exchange for a raise, bonus or as a condition of continued employment, but rather in exchange for the materially modified terms of employment during the Transition Period, eligibility for an advisory relationship and other benefits you were not otherwise eligible to receive, and other consideration provided by the Company in this Agreement.

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12.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the Protected Rights section below) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
13.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
14.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
15.Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company, the decision to terminate that employment and the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”), the California Labor Code (as amended), the California Family Rights Act and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, or applicable law; (ii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (iii) any claims that cannot be waived by law; or (iv) any claims for breach of this Agreement.
16.Release Acknowledgements. You acknowledge that you have been advised, consistent with California Government Code Section 12964.5(b)(4), that you have a right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that,

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in the event you sign this Agreement prior to the end of the reasonable time period, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period. You further acknowledge and agree that the release of claims in this Agreement is not provided in exchange for a raise, bonus, or as a condition of continued employment, but rather in exchange for the materially modified terms and conditions of employment during the Transition Period, eligibility for an advisory relationship and other benefits you were not otherwise eligible to receive, and other consideration provided by the Company in this Agreement.
17.ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner, but you should not sign it before the Separation Date); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it.
18.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
19.Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement: (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any

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rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).
20.Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
21.Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days from the date you received this Agreement to decide whether to accept this Agreement. The Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.
We wish you the best in your future endeavors.
Sincerely,

By: /s/ Rich Riley
Rich Riley
Co-CEO
I have read, understand and agree fully to the foregoing Agreement:
/s/ Nate Whaley
Nate Whaley
June 14, 2023
Date

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Exhibit A
Separation Date Release
(To be signed and returned on or within twenty-one (21) days after the Separation Date.)

In consideration for the severance benefits provided to me by Origin Materials Operating, Inc. (the “Company”) pursuant to the terms of the transition, separation and advisory agreement between me and the Company to which this Exhibit is attached (the “Agreement”), I agree to the terms below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
I hereby represent that: (a) I have been paid all compensation owed and have been paid for all hours worked for the Company through the Separation Date; (b) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act or otherwise; and (c) I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
I hereby generally and completely release the Company and its current and former directors, officers, employees, members, participants, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Separation Date Release (the “Release”). This general release includes, but is not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid time off, expense reimbursements, severance pay, fringe benefits, and contributions to retirement plan; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).
I understand that nothing in this Separation Date Release limits my ability to file a charge or complaint with any Government Agencies. I further understand this Separation Date Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Separation Date Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Separation Date Release. I understand that nothing in this Separation Date Release: (i) prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful; or (ii) waives any rights I may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein). I acknowledge that I have been advised, consistent with California Government Code Section 12964.5(b)(4), that I have a right to consult an attorney regarding this Separation Date Release and that I was given a reasonable time period of not less than five (5) business days in which to do so. I further acknowledge and agree that, in the event I sign this Separation Date Release prior to the end of the reasonable time period, my decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

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I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and releases in this Separation Date Release is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that arise after the date I sign this Separation Date Release; (b) I should consult with an attorney prior to signing this Separation Date Release; (c) I have twenty-one (21) days to consider this Separation Date Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Separation Date Release to revoke it (by providing written notice of my revocation to the Company); and (e) the Separation Date Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign it
In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any other jurisdiction of with respect to my release of claims contained herein, including but not limited to the release of unknown and unsuspected claims.
Notwithstanding the foregoing, I am not hereby releasing any of the following claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, under the charter, bylaws or operating agreements of the Company, or under applicable law; (b) any rights that cannot be waived as a matter of law; (c) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (d) any claims arising from the breach of this Separation Date Release. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims that I have or might have against any of the Released Parties that are not included in the Released Claims.
This Separation Date Release, together with the Agreement (and its exhibits), constitutes the entire agreement between me and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

By:____________________________________
Nate Whaley
                            Date:_________________________________

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Exhibit B

Employee Proprietary Information and Invention Assignment Agreement

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